EXHIBIT 99.1

[Cogent logo] FOR IMMEDIATE RELEASE

Cogent Contacts:

For Public Relations: For Investor Relations:
Travis Wachter            John Chang
+ 1 (202) 295-4217 + 1 (202) 295-4212
twachter@cogentco.com            investor.relations@cogentco.com

Erel N. Margalit Steps Down From Cogent Board
In Order To Pursue Public Service

WASHINGTON, D.C. July 26, 2013 – Cogent Communications Group, Inc. (NASDAQ: CCOI), one of the largest Internet service providers in the world, today announced the resignation of Erel N. Margalit from its Board of Directors. Mr. Margalit started Jerusalem Venture Partners in 1998 and was a founding investor in Cogent. Mr. Margalit was recently elected to the Israeli Parliament and is vacating his Board position in order to devote his full time and attention to his public service obligations.

“I would like to express my deep admiration and respect to CEO and founder Dave Schaeffer and his management team for bringing the company to where it stands today — one of the world’s largest and most prominent Internet Service Providers,” said Margalit. “Thirteen years ago, when Dave and I first envisioned what Cogent could become, we never anticipated the focal position it would take in the transport of the world’s video and Internet traffic. I am proud to be a founding investor who believed in the team and its vision.”

Mr. Margalit’s resignation will be effective immediately, and the entire Cogent team and fellow Board members wish him well as he devotes his full attention to his service in the Israeli Parliament. “Cogent’s growth and success as one of the core carriers of Internet traffic is largely due to the guidance and support of early partners like Erel,” said CEO Dave Schaeffer. “We respect his dedication to public service and know the same vision, focus, and enthusiasm he provided to Cogent will serve him well in this new role.”

About Cogent Communications
Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP, consistently ranked as one of the top five networks in the world. Cogent specializes in providing businesses with high speed Internet access, Ethernet transport and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides IP services in over 180 markets globally.

Since its inception, Cogent has unleashed the benefits of IP technology, building one of the largest and highest capacity IP networks in the world. This network enables Cogent to offer large bandwidth connections at highly competitive prices. Cogent also offers superior customer support by virtue of its end-to-end control of service delivery and network monitoring.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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